                                                                     EXHIBIT 2-1


                     AGREEMENT AND PLAN OF REORGANIZATION

                                 BY AND AMONG

                          CARRIER ACCESS CORPORATION

                       MILLENIA ACQUISITION CORPORATION

                                      AND

                            MILLENNIA SYSTEMS, INC.

                          Dated as of August 4, 2000

                               TABLE OF CONTENTS

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INDEX OF EXHIBITS AND SCHEDULES.....................................................   iv

ARTICLE I THE MERGER................................................................    1

     1.1     The Merger.............................................................    1
     1.2     Effective Time; Closing................................................    2
     1.3     Effect of the Merger...................................................    2
     1.4     Articles of Incorporation; Bylaws......................................    2
     1.5     Directors and Officers.................................................    2
     1.6     Effect on Capital Stock................................................    3
     1.7     Dissenting Shares......................................................    5
     1.8     Surrender of Certificates..............................................    5
     1.9     No Further Ownership Rights in Company Common Stock....................    7
     1.10    Lost, Stolen or Destroyed Certificates.................................    7
     1.11    Tax and Accounting Consequences........................................    7
     1.12    Taking of Necessary Action; Further Action.............................    8

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY............................    8

     2.1     Organization of the Company............................................    8
     2.2     Company Capital Structure..............................................    8
     2.3     Subsidiaries...........................................................    9
     2.4     Authority..............................................................    9
     2.5     Company Financial Statements...........................................   10
     2.6     No Undisclosed Liabilities.............................................   10
     2.7     No Changes.............................................................   10
     2.8     Tax and Other Returns and Reports......................................   12
     2.9     Restrictions on Business Activities....................................   14
     2.10    Title to Properties; Absence of Liens and Encumbrances.................   14
     2.11    Intellectual Property..................................................   15
     2.12    Agreements, Contracts and Commitments..................................   16
     2.13    Interested Party Transactions..........................................   18
     2.14    Compliance with Laws...................................................   18
     2.15    Litigation.............................................................   18
     2.16    Insurance..............................................................   19
     2.17    Minute Books...........................................................   19
     2.18    Environmental Matters..................................................   19
     2.19    Brokers' and Finders' Fees; Third Party Expenses.......................   20
     2.20    Employee Matters and Benefit Plans.....................................   20
     2.21    Employees..............................................................   22
     2.22    Governmental Authorization.............................................   22
     2.23    Third Party Consents...................................................   23
     2.24    Representations Complete...............................................   23
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                                      -i-

                               TABLE OF CONTENTS
                                  (continued)

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ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.................   23

     3.1     Organization, Standing and Power.......................................   23
     3.2     Authority..............................................................   23
     3.3     Parent Capital Structure; Issuance of Shares...........................   23
     3.4     SEC Filings; Parent Financial Statements...............................   24
     3.5     No Conflict............................................................   24
     3.6     Governmental Approvals.................................................   24

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME......................................   25

     4.1     Conduct of Business of the Company.....................................   25
     4.2     No Solicitation........................................................   27

ARTICLE V ADDITIONAL AGREEMENTS.....................................................   28

     5.1     Issuance of Parent Common Stock; Registration under Securities Act.....   28
     5.2     Stockholder Approval...................................................   29
     5.3     Access to Company Information..........................................   29
     5.4     Confidentiality........................................................   30
     5.5     Expenses...............................................................   30
     5.6     Public Disclosure......................................................   30
     5.7     Consents...............................................................   30
     5.8     FIRPTA Compliance......................................................   30
     5.9     Reasonable Efforts.....................................................   30
     5.10    Notification of Certain Matters........................................   31
     5.11    Additional Documents and Further Assurances............................   31
     5.12    Nasdaq Listing; Blue Sky Laws..........................................   31
     5.13    Hart-Scott-Rodino Filings..............................................   31
     5.14    Financial Statements...................................................   31
     5.15    Form S-8...............................................................   32
     5.16    Employees..............................................................   32
     5.17    Administaff............................................................   32

ARTICLE VI CONDITIONS TO THE MERGER.................................................   32

     6.1     Conditions to Obligations of Each Party to Effect the Merger...........   32
     6.2     Additional Conditions to Obligations of the Company....................   32
     6.3     Additional Conditions to the Obligations of Parent and Merger Sub......   33

ARTICLE VII SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW......................   34

     7.1     Survival of Representations and Warranties.............................   34
     7.2     Escrow Arrangements....................................................   35
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                                     -ii-

                               TABLE OF CONTENTS
                                  (continued)

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ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER......................................   41

     8.1     Termination............................................................   41
     8.2     Effect of Termination..................................................   42
     8.3     Termination Payment....................................................   42
     8.4     Amendment..............................................................   43
     8.5     Extension; Waiver......................................................   43

ARTICLE IX GENERAL PROVISIONS.......................................................   43

     9.1     Notices................................................................   43
     9.2     Interpretation.........................................................   44
     9.3     Counterparts...........................................................   45
     9.4     Entire Agreement.......................................................   45
     9.5     Severability...........................................................   45
     9.6     Other Remedies.........................................................   45
     9.7     Specific Performance...................................................   45
     9.8     Governing Law..........................................................   45
     9.9     Rules of Construction..................................................   46
     9.10    Assignment.............................................................   46
     9.11    Absence of Third Party Beneficiary Rights..............................   46

                        INDEX OF EXHIBITS AND SCHEDULES

Exhibit        Description

Exhibit A      Form of Stock Option Assumption Agreement
Exhibit B      Declaration of Registration Rights
Exhibit C      Form of Legal Opinion of Counsel to the Company
Exhibit D      Form of Legal Opinion of Counsel to Parent
Exhibit E      Form of Stockholder Certificate
Exhibit F      Form of Employment Agreement
Exhibit G      Form of Escrow Agreement

Schedule       Description

2.2(a)         Stockholder List
2.2(b)         Option Holders
2.2            Subsidiaries
2.3            Governmental and Third Party Consents
2.4            Company Financial
2.5            Undisclosed Liabilities
2.6            No Changes
2.7            Tax Returns and Audits
2.8            Restrictions of Business Activities
2.10(a)        Leased Real Property
2.10(b)        Liens on Property
2.11(a)        Trademarks and Servicemarks
2.11(b)        Intellectual Property Licenses
2.11(c)        Claims of Intellectual Property Infringement
2.11(d)        Indemnification Contracts
2.12(a)        Agreements, Contracts and Commitments
2.12(b)        Breaches of Contract
2.13           Interest Party Transactions
2.15           Litigation
2.16           Insurance
2.18           Environmental Matters
2.19           Expenses of Transactions
2.20(b)        Employee Benefit Plans and Employees
2.20(d)        Employee Plan Compliance
2.20(g)        Post Employment Obligations
2.20(i)(i)     Effect of Transaction
2.20(i)(ii)    Excess Parachute Payments
2.20(k)        Labor
2.23           Third Party Consents
4.1            Conduct of the Business of the Company

                        INDEX OF EXHIBITS AND SCHEDULES
                                  (continued)

5.16      Employee Stock Options
6.3(c)    Third Party Consents Required of the Company

                      AGREEMENT AND PLAN OF REORGANIZATION
                      ------------------------------------

     This AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of August 4, 2000 among Carrier Access Corporation, a Delaware corporation ("Parent"), Millenia Acquisition Corporation, a Virginia corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Millennia Systems, Inc., a Virginia corporation (the "Company").

                                   RECITALS

     A. The Boards of Directors of each of the Parent, Company and Merger Sub believe it is in the best interests of each company and their respective stockholders that Parent acquire the Company through the statutory merger of Merger Sub with and into the Company (the "Merger") and, in furtherance thereof, have approved the Merger.

     B. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding shares of common stock of the Company (as further defined in Section 2.2, the "Company Common Stock") shall be converted into the right to receive shares of Common Stock of Parent ("Parent Common Stock") and cash as set forth herein, and all outstanding options (whether vested or unvested) to acquire shares of Company Common Stock shall be assumed by Parent and shall thereafter represent options to acquire shares of Parent Common Stock upon payment to Parent of the applicable exercise price under such options.

     C. A portion of the shares of Parent Common Stock issued by Parent in connection with the Merger shall be placed in escrow by Parent, the release of which shares shall be contingent upon certain events and conditions, all as set forth in Article VII hereof.

     D. The Company, Parent and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

     E. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, intending to be legally bound hereby the parties agree as follows:

                                   ARTICLE I

                                  THE MERGER

     1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Title 13.1 of the Code of Virginia (1950, as amended) Corporations ("Virginia Law"), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

     1.2  Effective Time; Closing.   Subject to the provisions of this
Agreement, the parties hereto shall cause the Merger to be consummated by filing mutually agreed upon Articles of Merger with the State Corporation Commission of the Commonwealth of Virginia (the "SCC") in accordance with the relevant provisions of Virginia Law (the "Articles of Merger") The Merger shall be consummated shortly after the subsequent approval of the Articles of Merger by the SCC and the issuance of a Certificate of Merger by the SCC (with the time stated as such in the Certificate of Merger issued by the SCC being the "Effective Time" of this Agreement). Unless the context otherwise requires, the term "Agreement" as used herein refers collectively to this Agreement and Plan of Reorganization and the Articles of Merger and the Certificate of Merger. The closing of the Merger (the "Closing") shall take place as soon as practicable after the Effective Time at a location, time and date to be mutually agreed upon by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI (the "Closing Date").

     1.3  Effect of the Merger.      At the Effective Time, the effect of the
Merger shall be as provided in this Agreement and the applicable provisions of Virginia Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, duties and obligations of Company and Merger Sub shall become the debts, liabilities, duties and obligations of the Surviving Corporation.

     1.4  Articles of Incorporation; Bylaws.

          (a) At the Effective Time, the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation of the Surviving Corporation; provided, however, that at the Effective Time the Articles of Incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be "Millennia Systems, Inc."

          (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the Bylaws of the Surviving Corporation until thereafter amended.

     1.5  Directors and Officers.    The initial directors of the Surviving
Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Company immediately prior to the Effective Time.

     1.6  Effect on Capital Stock.   Subject to the terms and conditions of this
Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holder of any shares of the Company Common Stock, the following shall occur:

          (a) Conversion of Company Common Stock. Each share of Company Common Stock (as defined in Section 2.2) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(b) and any Dissenting Shares (as defined and to the extent provided in Section 1.7)), will be canceled and extinguished and be converted automatically into the right to receive upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 1.8 the following (the "Merger Consideration"):

               (i) that number of shares of Common Stock of Parent (the "Parent Common Stock") equal to the amount obtained by (a) the quotient of $10,722,000 divided by the Deemed Closing Market Price (defined below) divided by (b) the
-------
number of Total Outstanding Shares (defined below) of Company (the "Exchange Ratio"); and

               (ii) the cash amount equal to $2,278,000 divided by the Total Outstanding Shares of Company (the "Per Share Cash Consideration").

     For purposes of this Agreement, the term "Total Outstanding Shares" shall mean the sum of the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, on a fully-diluted, as-converted basis, assuming that all options to purchase shares of Company Common Stock, whether or not vested, and other rights to acquire Company Common Stock outstanding immediately prior to the Effective Time are exercised immediately prior to the Effective Time.

     Additionally, for purposes of this Agreement, the term "Deemed Closing Market Price" shall mean the average of the closing price per share of Parent Common Stock as quoted on the Nasdaq National Market System for the consecutive trading days ending the trading day immediately prior to the Closing Date (the "Ending Date") and beginning on the day that is as many days prior to July 20, 2000 as the Ending Date is after July 20, 2000 and as adjusted to relect fully any stock split, reverse stock split, or stock dividend, provided, that, if such average is equal to, or greater than, $69.33 per share of Parent Common Stock, the Deemed Closing Market Price shall be deemed to be $69.33 per share.

          (b) Cancellation of Company-Owned Stock. Each share of Company Common Stock owned by the Company of any direct or indirect wholly-owned subsidiary of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

          (c) Stock Options. At the Effective Time, all options to purchase Company Common Stock issued by the Company and outstanding (the "Option Agreements") shall be assumed by Parent in a Stock Option Assumption Agreement, in accordance with provisions described below, substantially in the form attached hereto as Exhibit A.

               (i) At the Effective Time, each outstanding option to purchase shares of Company Common Stock (each a "Company Option") under the Option Agreements, whether vested or unvested, shall be assumed by Parent. Each Company Option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Option Agreements governing such Company Option immediately prior to the Effective Time, except that: (A) such Company Option shall be exercisable (when vested) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Option Exchange Ratio (as defined below), rounded down to the nearest whole number of shares of Parent Common Stock, and (B) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option shall be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Option Exchange Ratio, rounded up to the nearest whole cent.

               (ii) It is the intention of the parties that the Company Options assumed by Parent will not qualify, following the Effective Time, as incentive stock options as defined in Section 422 of the Code.

               (iii) Promptly following the Effective Time, Parent will issue to each holder of an outstanding Company Option an assignment document evidencing the foregoing assumption of such Company Option by Parent in the form set forth in Exhibit F attached hereto. After Closing, each holder of a vested option shall be entitled to exercise their option and acquire Parent Common Stock as provided in their respective Option Agreement and assignment document.

               (iv) "Option Exchange Ratio" shall mean that number of shares of Parent Common Stock equal to the amount obtained by (a) the quotient of $12,494,500 divided by the Deemed Market Price divided by the number of Total Outstanding Shares.

          (d) Capital Stock of Merger Sub. Each share of Common Stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each stock Certificate of Merger Sub evidencing ownership of any such shares of Common Stock of Merger Sub shall, as of the Effective Time, evidence ownership of such shares of Common Stock of the Surviving Corporation.

          (e) Adjustments to Exchange Ratio. The Exchange Ratio and Option Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock that occurs or has a record date after the date hereof and prior to the Effective Time.

          (f) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall be entitled to receive, without any interest, from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Deemed Closing Market Price of a share of Parent Common Stock.

     1.7  Dissenting Shares

          (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Common Stock held by a holder who has demanded and perfected appraisal or dissenters' rights for such shares in accordance with Virginia Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal or dissenters' rights ("Dissenting Shares") shall not be converted into or represent a right to receive Parent Common Stock pursuant to
Section 1.6, but the holder thereof shall only be entitled to such rights as are granted by Virginia Law.

          (b) Notwithstanding the provisions of subsection (a), if any holder of shares of Company Common Stock who is otherwise entitled to exercise dissenters' rights under Virginia Law shall effectively withdraw or lose (through failure to perfect or otherwise) such dissenters' rights, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive Parent Common Stock and payment for any fractional share as provided in
Section 1.6(f), without interest thereon, upon surrender of the certificate representing such shares.

          (c) The Company shall give Parent (i) prompt notice of any written demands for the exercise of dissenters' rights in respect of any shares of Company Common Stock, withdrawals of such demands, and any other instruments served pursuant to Virginia Law (including without limitation instruments concerning appraisal or dissenters' rights) and received by the Company and(ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for the exercise of dissenters' rights in respect of any shares of Company Common Stock or offer to settle or settle any such demands.

     1.8  Surrender of Certificates

          (a) Exchange Agent. Wilson Sonsini Goodrich & Rosati shall serve as Exchange Agent in the Merger.

          (b) Parent to Provide Common Stock. At or prior to the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, the shares of Parent Common Stock and cash issuable pursuant to Section 1.6 in exchange for outstanding shares of Company Common Stock; provided that, on behalf of the holders of record of all of the Company Common Stock, Parent shall cause the Exchange Agent to deposit into an escrow account a number of shares of Parent Common Stock equal to the value (based on the Deemed Closing Market Price) of $1,300,000 (the "Escrow Amount"). The portion of the Escrow Amount contributed on behalf of each holder of Company Common Stock shall be in proportion to the aggregate number of shares of Parent Common Stock which such holder would otherwise be entitled to receive under Section 1.6 by virtue of ownership of outstanding shares of Company Common Stock.

          (c) Exchange Procedures. At Closing, provided that the holders have surrendered to the Exchange Agent their Certificates (as defined below), on or prior to Closing or otherwise as soon as the Exchange Agent shall have received the Certificates, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Common Stock and which shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 1.6, (i) a certificate representing the number of whole shares of Parent Common Stock (less the number of shares of Parent Common Stock to be deposited in the Escrow Fund on such holder's behalf pursuant to Article VII hereof) to which such holder is entitled pursuant to Section 1.6, (ii) cash in lieu of fractional shares in accordance with Section 1.6(f) (the "Additional Payments"), (iii) any dividends or other distributions to which holder is entitled pursuant to Section 1.8(d) (the "Distributions") and (iv) the Per Share Cash Consideration, and the Certificate so surrendered shall forthwith be cancelled. The holders shall execute a letter of transmittal in a customary and reasonable form in connection with the surrender of the Certificates if reasonably requested by the Exchange Agent. At Closing, provided that the holders have surrendered to the Exchange Agent their Certificates on or prior to Closing, or otherwise as soon as practicable after the Effective Time, and subject to and in accordance with the provisions of
Article VII hereof, Parent shall cause to be distributed to the Escrow Agent (as defined in Article VII) a certificate or certificates representing that number of shares of Parent Common Stock equal to the Escrow Amount, which certificate shall be registered in the name of the Escrow Agent. Such shares: (i) shall be beneficially owned by the holders on whose behalf such shares were deposited in the Escrow Fund; (ii) shall be available to compensate Parent as provided in
Article VII; and (iii) shall entitle the beneficial owners to receive the Distributions as provided in Article VII hereof. From the Closing and until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Common Stock will be deemed from and after the Effective Time, for all corporate purposes, to represent solely (i) ownership of the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been so exchanged and (ii) the right to receive the Additional Payments, Distributions, and Per Share Cash Consideration.

          (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock declared or made with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock.

          (e) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

          (f) Required Withholding. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

          (g)  No Liability.  Notwithstanding anything to the contrary in this
Section 1.8, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     1.9 No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued pursuant to the Merger upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof (including any cash paid in respect thereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

     1.10 Lost, Stolen or Destroyed Certificates.  In the event any
Certificates evidencing shares of Company Common Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon receiving notice from the holder thereof and upon the making of an affidavit of that fact by such holder, such shares of Parent Common Stock and the Additional Payments, Distributions, and Per Share Cash Consideration; provided, however, that Parent may, in its discretion and, as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

     1.11 Tax and Accounting Consequences.

          (a) It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a

"plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

          (b) It is intended by the parties hereto that the Merger shall be treated as a "purchase" for accounting purposes.

     1.12 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any such further action is necessary or reasonably desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

                                  ARTICLE II


                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Parent and Merger Sub, subject to such exceptions as are clearly disclosed in the disclosure letter supplied by the Company to Parent which identify the section and subsection to which such disclosure relates (the "Company Schedules") and dated as of the date hereof, as follows:

     2.1 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. The Company has the corporate power and authority to own its properties and to carry on its business as now being conducted. The Company is duly qualified to do business and in good standing as a foreign corporation in each state or other jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, assets (including intangible assets), financial condition, results of operations or prospects of the Company (hereinafter referred to as a "Material Adverse Effect"); but provided, however, that any threatened litigation or negative impact on consulting revenue that occurs as a result of the public announcement of the Merger shall not constitute a Material Adverse Effect. The Company has delivered a true and correct copy of its Articles of Incorporation and Bylaws, each as amended to date, to Parent.

     2.2  Company Capital Structure.

          (a) The authorized capital stock the Company consists of (i) 25,000 shares of authorized Class A Voting Common Stock, no par value of which Eight Thousand (8,000) shares are issued and outstanding (the "Voting Common") and
(ii) 25,000 shares of authorized Class B Non-Voting Common Stock, no par value, of which Seven Hundred Fifty (750) shares are authorized and outstanding (the "Non-Voting Common") (the Voting Common and the Non-Voting Common shall be collectively referred to the "Company Common Stock"). Except as set forth in the immediately preceding sentence, no shares of capital stock or other equity securities of the Company are issued, reserved for issuance or outstanding. The Company Common Stock is held of record by the persons, with the addresses of record and in the amounts set forth on Schedule 2.2(a). All outstanding shares of Company Common Stock are, and at the Effective Time will be, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound. None of the outstanding Company Common Stock or other securities of the Company was issued in violation of the Securities Act of 1933, as amended, or any applicable state Blue Sky laws.

          (b) In addition, there are currently issued and outstanding options outstanding to purchase an aggregate of One Thousand Three Hundred Sixty (1,360) shares of Company Class B Non-Voting Common Stock issued to employees pursuant to the Company Option Agreements. The Company Options are held by the persons and in the amounts set forth on Schedule 2.2(b). Except as set forth in
Schedule 2.2(b), there are no other options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the capital stock of the Company.

     2.3 Subsidiaries. Except as set forth on Schedule 2.3, the Company does not have and has never had any subsidiaries or affiliated companies and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity.

     2.4 Authority. Subject only to the requisite approval of the Merger and this Agreement by the Company's stockholders, the Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval of the Merger by the Company's stockholders. The Company's Board of Directors has met and unanimously approved the Merger and this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. Subject only to the approval of the Merger and this Agreement by the Company's stockholders, the execution and delivery of this Agreement by the Company does not, and, as of the Effective Time, the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (any such event, a "Conflict") (i) any provision of the Articles of Incorporation or Bylaws of the Company or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission ("Governmental Entity") or any third party (so as not to trigger any Conflict), is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Articles of Merger with the SCC, (ii) the issuance by the SCC of the Certificate of Merger, (iii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, (iv) such filings as are required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), if any, (v) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as shall have been obtained prior to the Effective Time, and (vi) such other consents, waivers, authorizations, filings, approvals and registrations which are set forth on Schedule 2.4.

     2.5  Company Financial Statements.  Schedule 2.5 sets forth the Company's
(i) unaudited balance sheets as of December 31, 1998 and 1999, and the related unaudited statements of operations, cash flows and stockholders equity (deficit) for the two fiscal years then ended, and (ii) the Company's unaudited balance sheet as of June 30, 2000 (the "June Balance Sheet") and the related unaudited statement of operations, cash flow and stockholder's equity (deficit) for the six-month period then ended (collectively, the "Company Financial Statements"). There shall not be any reduction in property and equipment or increase in total liabilities between June 30, 2000 and the Closing Date in an amount greater than $10,000 except for an increase in the debt under the existing line of credit to cover payroll costs. The Company Financial Statements are complete and correct and have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent throughout the periods indicated and consistent with each other except as set forth in Schedule 2.5. The Company Financial Statements present fairly the financial condition and operating results and cash flows of the Company as of the dates and during the periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and to the extent they may not include footnotes or may be condensed or summary statements).

     2.6 No Undisclosed Liabilities. Except as set forth in Schedule 2.6, the Company does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP), that individually exceeds $10,000 or in the aggregate exceeds $20,000, and which (i) has not been reflected or reserved against in the June Balance Sheet, or (ii) has arisen other than in the ordinary course of the Company's business and consistent with past practices since June 30, 2000.

     2.7 No Changes. Except as set forth in Schedule 2.7, since June 30, 2000, there has not been, occurred or arisen any:

          (a) transaction by the Company except in the ordinary course of business as conducted on that date and consistent with past practices;

          (b) amendments or changes to the Articles of Incorporation or Bylaws of the Company;

          (c) capital expenditure or commitment by the Company of $10,000 in any individual case or $20,000 in the aggregate.

          (d) destruction of, damage to or loss of any material assets, business or customer of the Company (whether or not covered by insurance);

          (e) disputes between labor and management or claim of wrongful or other unlawful labor practice or action;

          (f) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company;

          (g)  revaluation by the Company of any of its assets;

          (h) declaration, setting aside or payment of a dividend or other distribution with respect to the capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its capital stock;

          (i) increase in the salary or other compensation payable or to become payable by the Company to any of its officers, directors, employees or advisors, or the declaration, payment or commitment or obligation of any kind for the payment of a bonus or other additional salary or compensation to any such person except as otherwise contemplated by this Agreement other than any such increase, declaration, payment or commitment in the ordinary course of business as conducted on that date and consistent with past practice;

          (j) sale, lease, license or other disposition of any of the assets properties of the Company, except in the ordinary course of business as conducted on that date and consistent with past practices;

          (k) amendment or termination of any material contract, agreement or license to which the Company is a party or by which it is bound;

          (l) loan by the Company to any person or entity, incurring by the Company of any indebtedness, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others, except for incurring business expenses in the ordinary course of business, consistent with past practices;

          (m) waiver or release of any right or claim of the Company, including any write-off of provisions for uncollectible accounts receivable of the Company;

          (n) commencement or notice or threat of commencement of any lawsuit or proceeding against or investigation of the Company or its affairs;

          (o) notice of any claim of ownership by a third party of the Company's Intellectual Property (as defined in Section 2.11 below) or of infringement by the Company of any third party's Intellectual Property rights;

          (p) issuance or sale by the Company of any shares of capital stock, or securities exchangeable, convertible or exercisable therefor, or of any other of its securities;

          (q) change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property to the Company;

          (r) event or condition of any character that has or could reasonably be expected to have a Material Adverse Effect on the Company; or

          (s) negotiation or agreement by the Company or any officer or employees thereof to do any of the things described in the preceding clauses (a) through (r) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

     2.8  Tax and Other Returns and Reports

          (a) Definition of Taxes. For the purposes of this Agreement, "Tax" or, collectively, "Taxes", means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

          (b)  Tax Returns and Audits.  Except as set forth in Schedule 2.8:

               (i) The Company as of the Effective Time will have prepared and filed on a timely basis, all required federal, state, local and foreign returns, estimates, information statements and reports due to be filed on or before the Effective Time ("Returns") relating to any and all Taxes concerning or attributable to the Company or its operations and, such Returns are true, correct and complete and have been completed in accordance with applicable law.

               (ii) The Company as of the Effective Time: (A) will have timely paid or accrued all Taxes it is required to pay or accrue and (B) will have withheld with respect to its employees (and paid over to the appropriate Tax authorities) all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

               (iii) The Company has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

               (iv) No audit or other examination of any Return of the Company is presently in progress, nor has the Company been notified of any request for such an audit or other examination.

               (v) The Company does not have any liabilities for unpaid federal, state, local and foreign Taxes which have not been accrued or reserved against on the June Balance Sheet whether asserted or unasserted contingent or otherwise, and the Company has no knowledge of any basis for the assertion of any such liability attributable to the Company, its assets or operations.

               (vi) The Company has provided to Parent copies of all federal and state income and all state sales and use Tax Returns for all periods through its fiscal year ended December 31, 1999.

               (vii) There are (and as of immediately following the Closing there will be) no liens, pledges, charges, claims, security interests or other encumbrances of any sort ("Liens") on the assets of the Company relating to or attributable to Taxes, other than Liens for Taxes not yet due and payable.

               (viii) The Company has no knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company.

               (ix) None of the Company's assets are treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

               (x) As of the Effective Time, there will not be any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G or 162 of the Code.

               (xi)   The Company has not filed any consent agreement under
Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

               (xii) The Company is not a party to a Tax sharing or allocation agreement nor does the Company owe any amount under any such agreement.

               (xiii) The Company is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

               (xiv) The Company's tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income tax deductions is consistent with the amounts reported on the Company's federal income tax returns.

               (xv) No adjustment relating to any Returns filed by the Company has been proposed in writing, formally or informally, by any Tax authority to the Company or any of its subsidiaries or any representative thereof.

               (xvi) The Company has (a) never been a member of an affiliated group (within the meaning of Code Section 1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (b) no liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise and (c) never been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

               (xvii) The Company has not constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

     2.9 Restrictions on Business Activities. Except as set forth on Schedule 2.9, there is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or reasonably would be expected to have the effect of prohibiting or materially impairing any business practice (including, without limitations, the licensing of any product) of the Company, any acquisition of property (tangible or intangible) by the Company or the conduct of business by the Company. Except as set forth in Schedule 2.9, without limiting the foregoing, the Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

     2.10 Title to Properties; Absence of Liens and Encumbrances.

          (a) The Company owns no real property, nor has it ever owned any real property. Schedule 2.10(a) sets forth a list of all real property currently leased by the Company, the name of the lessor and the date of the lease and each amendment thereto. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by the Company or, to the knowledge of the Company, any other party.

          (b) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets used or held for use in its business, free and clear of any Liens (as defined in Section 2.8(b)(vii)), except as reflected in the Company Financials or in Schedule 2.10(b) and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

     2.11 Intellectual Property.

          (a) Except as set forth in Schedule 2.9 and 2.11(a), the Company owns, or is licensed to use all patents, registered and unregistered trademarks, trade names, service marks, trade secrets, copyrights, and any applications therefor, net lists, schematics, technology, know-how, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material that are required for the conduct of business of the Company as currently conducted by the Company (the "Company Intellectual Property Rights"). Schedule 2.11(a) sets forth a complete list of all patents, registered and unregistered trademarks, registered copyrights, trade names and service marks, and any applications therefor, included in the Company Intellectual Property Rights, and specifies, where applicable, the jurisdictions in which each such Company Intellectual Property Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners.

          (b) Schedule 2.11(b) sets forth a complete list of all material licenses, sublicenses and other agreements to which the Company is a party and pursuant to which the Company or any other person is authorized to use any Company Intellectual Property Right (excluding object code end-user licenses granted to end-users in the ordinary course of business that permit use of software products without a right to modify, distribute or sublicense the same ("End-User Licenses") and non-disclosure agreements that permit the sharing of confidential information between the Company and its suppliers and customers) or trade secret of the Company, and includes the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty or other fees and the term thereof. The execution and delivery of this Agreement by the Company, and the consummation of the transactions contemplated hereby, will neither cause the Company to be in violation or default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement. Except as set forth in Schedules 2.11(a) or 2.11(b), the Company is the sole and exclusive owner or licensee of, with all right, title and interest in and to (free and clear of any liens or encumbrances), the Company Intellectual Property Rights, and has sole and exclusive rights (and is not contractually obligated to pay any material compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which the Company Intellectual Property Rights are being used.

          (c) No claims with respect to the Company Intellectual Property Rights have been asserted or are, to the Company's knowledge, threatened by any person, nor to the Company's knowledge, are there any valid grounds for any bona fide claims, (i) to the effect that the production, sale, licensing or use of any of the products or projects worked on by the Company infringes on any copyright, patent, trademark, service mark, trade secret or other proprietary right, (ii) against the use by the Company of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the Company's business as currently conducted by the Company, or (iii) challenging the ownership by the Company, or the validity or effectiveness of, any of the Company Intellectual Property Rights. All registered trademarks, service marks and copyrights held by the Company are valid and subsisting. To the best of the Company's knowledge, the Company has not infringed, and the business of the Company as currently conducted does not infringe or misappropriate, any copyright, patent, trademark, service mark, trade secret or other intellectual property right of any third party. To the best of the Company's knowledge, there is no material unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of the Company. No Company Intellectual Property Right or, to the Company's knowledge, project of the Company is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by the Company. Except as set forth in Schedule 2.11(c), each employee, consultant or contractor of the Company has executed a proprietary information and confidentiality agreement substantially in the Company's standard forms. All software included in the Company Intellectual Property Rights included in its two patent disclosures is original with the Company and has been either created by employees of the Company on a work-for-hire basis or by contractors who have created such software themselves and have assigned or are under an obligation to assign all rights they may have had in such software to the Company.

          (d) Schedule 2.11(d) lists all contracts, licenses and agreements between the Company and any other person wherein the Company has agreed to, or assumed, any material obligation or material duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any material obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or such other person of the intellectual property of any person or entity other than the Company.

          (e) All of the products currently offered by the Company accurately record, store, process, calculate and present calendar dates falling on and after (and if applicable, spans of time including) January 1, 2000, and calculate any information dependent on or relating to such dates in the same manner, and with the same functionality, data integrity and performance, as the products record, store, process, calculate and present calendar dates on or before December 31, 1999, or calculate any information dependent on or relating to such dates (collectively, "Year 2000 Compliant"). All of the products currently offered by the Company (i) lose no functionality with respect to the introduction of records containing dates falling on or after January 1, 2000. All of the Company's internal computer and technology products and systems are Year 2000 Compliant.

     2.12 Agreements, Contracts and Commitments. Except as set forth on Schedule 2.12(a), the Company does not have, is not a party to nor is it bound by:

               (i)  any collective bargaining agreements;

               (ii) any agreements or arrangements that contain any severance pay or post-employment liabilities or obligations;

               (iii) any bonus, deferred compensation, pension, profit sharing or retirement plans, or any other employee benefit plans or arrangements;

               (iv) any employment or consulting agreement or contract with an employee or individual consultant or salesperson or consulting or sales agreement or contract, under which a firm or other organization provides services to the Company pursuant to which the Company is obligated to make payments in excess of $10,000 per year;

               (v) any agreement or plan, including, without limitation, any stock option plan, stock option agreements, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

               (vi)   any fidelity or surety bond or completion bond;

               (vii) any lease of personal property having a value individually in excess of $10,000;

               (viii) any agreement of indemnification or guaranty;

               (ix) any agreement, contract or commitment containing any covenant limiting the freedom of the Company to engage in any line of business or to compete with any person;

               (x) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $10,000 individually or $20,000 in the aggregate;

               (xi) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company's business;

               (xii) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, including guaranties referred to in clause
(viii) hereof;

               (xiii) any purchase order or contract for the purchase of raw materials involving $10,000 or more;

               (xiv)  any construction contract;

               (xv) any material distribution, joint marketing or development agreement;

               (xvi) any agreement, contract or commitment pursuant to which the Company has granted or may grant in the future, to any party a source-code license or option or other right to use or acquire source-code; or

               (xvii) any other agreement, contract or commitment that involves $20,000 or more or is not cancelable without penalty within thirty (30) days.

     Schedule 2.12(a) sets forth a list of the Company's top 15 customers according to revenue for the fiscal year ended December 31, 1999, and each customer with which the Company currently has an agreement that the Company in good faith expects to be one of the Company's top 15 customers for the fiscal year ending December 31, 2000, and a list of all effective agreements between such customer and the Company.

     Except for such alleged breaches, violations and defaults, and events that would constitute a breach, violation or default with the lapse of time, giving of notice, or both, all of which are noted in Schedule 2.12(b), the Company has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any agreement, contract or commitment required to be set forth on Schedule 2.12(a) or Schedule 2.12(b) (any such agreement, contract or commitment, a "Contract") which would result in a Material Adverse Effect. Each Contract is in full force and effect and, except as otherwise disclosed in Schedule 2.12(b), is not subject to any default thereunder of which the Company has knowledge by any party obligated to the Company pursuant thereto.

     2.13 Interested Party Transactions. Except as set forth on Schedule 2.13, no officer, director, affiliate (as defined under Regulation C under the Securities Act of 1933, as amended) or, to the knowledge of the Company, stockholder of the Company (nor, to the knowledge of the Company, any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an economic interest), has or has had, directly or indirectly, (i) an economic interest in any entity which furnished or sold, or furnishes or sells, services or products that the Company furnishes or sells, or proposes to furnish or sell, or (ii) an economic interest in any entity that purchases from or sells or furnishes to, the Company, any goods or services or (iii) a beneficial interest in any contract or agreement set forth in Schedule 2.12(a) or Schedule 2.11(b); provided, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "economic interest in any entity" for purposes of this Section 2.13.

     2.14 Compliance with Laws. The Company has complied in all material respects with, is not in material violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation, except where any such violations or failures to comply would not, individually or in the aggregate, have a Material Adverse Effect.

     2.15 Litigation. Except as set forth in Schedule 2.15, there is no action, suit or proceeding of any nature pending or, to the best of the Company's knowledge, threatened against the Company, its properties or any of its officers or directors, in their respective capacities as such. Except as set forth in Schedule 2.15, to the best of the Company's knowledge there is no investigation pending or threatened against the Company, its properties or any of its officers or directors by or before any Governmental Entity. Schedule 2.15 sets forth, with respect to any such pending or threatened action, suit, proceeding or investigation, the forum, the parties thereto, the subject matter thereof and the amount of damages claimed or other remedy requested. No Governmental Entity has at any time challenged or questioned the legal right of the Company to manufacture, offer or sell any of its products in the present manner or style thereof.

     2.16  Insurance. The insurance policies and fidelity bonds set forth in
Schedule 2.16 cover the assets, business, equipment, properties, operations, employees, officers and directors of the Company, and there is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

     2.17 Minute Books. The minute books of the Company made available to counsel for Parent are the only minute books of the Company and contain a reasonably accurate summary of all meetings of directors (including committees thereof) and stockholders or actions by written consent since the time of incorporation of the Company.

     2.18  Environmental Matters.

           (a) Hazardous Material. The Company has not: (i) operated any underground storage tanks at any property that the Company has at any time owned, operated, occupied or leased; or (ii) illegally released in violation of applicable law any material amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, (a "Hazardous Material"), but excluding office and janitorial supplies properly and safely maintained. No Hazardous Materials are present, as a result of the actions of the Company, or, to the Company's knowledge, except as set forth in Schedule 2.18, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased that would result in a Material Adverse Effect.

           (b) Hazardous Materials Activities. The Company has not transported, stored, used, manufactured, disposed of, released or knowingly exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has the

Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

           (c) Permits. The Company currently holds all environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of the Company's Hazardous Material Activities and other businesses of the Company as such activities and businesses are currently being conducted.

           (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Company's knowledge, threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company. The Company is not aware of any fact or circumstance which could involve the Company in any environmental litigation or impose upon the Company any significant environmental liability.

     2.19 Brokers' and Finders' Fees; Third Party Expenses. Except as set forth on Schedule 2.19, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. Schedule 2.19 sets forth (i) the principal terms and conditions of any agreement with respect to such fees, and (ii) the Company's current reasonable estimate of all Third Party Expenses (as defined in Section 5.5) expected to be incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.

     2.20  Employee Matters and Benefit Plans.

           (a) Definitions. With the exception of the definition of "Affiliate" set forth in Section 2.20(a)(i) below (such definition shall only apply to this Section 2.20), for purposes of this Agreement, the following terms shall have the meanings set forth below:

                (i) "Affiliate" shall mean any person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations thereunder;

                (ii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

                (iii) "Company Employee Plan" shall refer to any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded, including without limitation, each "employee benefit plan", within the meaning of Section 3(3) of

ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any Employee, and pursuant to which the Company or any Affiliate has or may have any material liability, contingent or otherwise;

               (iv) "Employee" shall mean any current, former, or retired employee, officer, or director of the Company or any Affiliate;

               (v) "Employee Agreement" shall refer to each management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or similar agreement or contract between the Company or any Affiliate and any Employee or consultant;

               (vi)   "IRS" shall mean the Internal Revenue Service;

               (vii) "Multiemployer Plan" shall mean any Pension Plan which is a "multiemployer plan", as defined in Section 3(37) of ERISA; and

               (viii) "Pension Plan" shall refer to each Company Employee Plan which is an "employee pension benefit plan", within the meaning of Section 3(2) of ERISA.

     (b) Administaff. The Company has contracted with Administaff Companies, Inc. ("Administaff") to provide certain benefit services for the Company (the "Benefit Services") as set forth in the agreement between the Company and Administaff dated March 2, 1999 (the "Administaff Agreement"). Other than the Benefit Services, the Company has no other Company Employee Plan, Multiemployer Plan, Pension Plan, multiple employer plan or plan described in Section 413 of the Code except as set forth in Schedule 2.20(a) and has no commitment to establish any of the foregoing.

     (c) No Post-Employment Obligations. Except as set forth in Schedule 2.20(c), no Company Employee Plan provides, or has any liability to provide, life insurance, medical or other employee benefits to any Employee upon his or her retirement or termination of employment for any reason, except as may be required by statute, and the Company has never represented to, promised to or contracted with (whether in oral or written form) any Employee (either individually or to or with Employees as a group) that such Employee(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by statute.

     (d)  Effect of Transaction.

          (i) Except as set forth on Schedule 2.20(i), the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under the Benefit Services or any Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

               (ii) Except as set forth on Schedule 2.20(i), no payment or benefit which will or may be made by the Company or Parent or any of their respective affiliates with respect to any Employee will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code.

          (e) Employment Matters. The Company, either alone or though its relationship with Administaff (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).

          (f) Labor. No work stoppage or labor strike against the Company is pending or, to the best knowledge of the Company, threatened. Except as set forth in Schedule 2.20(k), the Company is not involved in or, to the knowledge of the Company, threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would result in any liability to the Company. Neither the Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act which would directly or indirectly result in any liability to the Company. Except as set forth in Schedule 2.20(k), the Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

     2.21 Employees. To the best of the Company's knowledge, no employee of the Company (i) is in violation of any term of any employment contract, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted or presently proposed to be conducted by the Company or to the use of trade secrets or proprietary information of others and (ii) has given notice to the Company, nor is the Company otherwise aware, that any employee intends to terminate his or her employment with the Company.

     2.22 Governmental Authorization. The Company possesses all material consents, licenses, permits, grants or other authorizations issued to the Company by a governmental entity (i) pursuant to which the Company currently operates or holds any interest in any of its properties or (ii) which is required for the operation of its business or the holding of any such interest, other than such consents, licenses, permits, grants or authorizations the failure to obtain which would not, either individually or in the aggregate, have a Material Adverse Effect (herein collectively called "Company Authorizations"), which Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets.

     2.23 Third Party Consents. Except as set forth on Schedule 2.23, no consent or approval is needed from any person or entity in order to consummate any of the transactions contemplated by this Agreement.

     2.24 Representations Complete. To the best of the Company's knowledge, none of the representations or warranties made by the Company (as modified by the Company Schedules), nor any statement made in any Schedule or certificate furnished by the Company pursuant to this Agreement, or furnished in or in connection with documents mailed or delivered to the stockholders of the Company in connection with soliciting their consent to this Agreement and the Merger, contains or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading in any material respect. This representation shall not alter the force of any representation in this Agreement given without knowledge.

                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub represent and warrant to the Company as follows:

     3.1 Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Each of Parent and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted.

     3.2 Authority. Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the valid and binding obligations of Parent and Merger Sub, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

     3.3  Parent Capital Structure; Issuance of Shares.

          (a) The authorized capital stock of Parent consists of 60,000,000 shares of Common Stock, $0.001 par value, of which 24,327,304 shares were issued and outstanding as of June 30, 2000. As of June 30, 2000, Parent had currently reserved an aggregate of 4,963,001 shares of Common Stock for issuance pursuant to Parent's 1998 Stock Incentive Plan, under which options to purchase 2,437,239 shares were outstanding.

          (b) The Shares of Parent Common Stock to be issued pursuant to the Merger have been duly authorized by all necessary corporate action and, when issued in accordance with the terms and provisions of this Agreement, will be validly issued, fully paid and non-assessable.

     3.4 SEC Filings; Parent Financial Statements. Parent has furnished the Company true and correct copies of its Annual Report on Form 10-K for the year ended December 31, 1999 and its Quarterly Reports on Form 10-Q for the quarter ended March 31, 2000 and its definitive Proxy Statement dated May 2, 2000, each as filed with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (all of the foregoing being collectively referred to as the "SEC Documents"). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act, and the applicable rules and regulations of the SEC thereunder, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a document subsequently filed with the SEC prior to the date hereof or the Effective Time and delivered to the Company (or which will be delivered to the Company prior to the Effective Time). The financial statements of Parent, including the notes thereto, included in the SEC Documents (the "Parent Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and present fairly the consolidated financial position of Parent at the dates thereof and of its consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring audit adjustments) and there has been no material adverse change in the financial results of Parent since the date of release of Parent's earnings for the quarter ended June 30, 2000.

     3.5 No Conflict. Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the transactions contemplated hereby, nor compliance by Parent or Merger Sub with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Parent's or Merger Sub's Articles of Incorporation or Bylaws,
(ii) constitute or result in a default under, or require any consent pursuant to, or result in the creation of any lien on any material asset of any Parent or Merger Sub under, any contract of Parent or Merger Sub, where such default or lien, or any failure to obtain such consent, is reasonably likely to have, individually or in the aggregate, a material adverse effect on Parent and its subsidiaries, taken as a whole.

     3.6 Governmental Approvals. No consent, waiver, approval, order or authorization of, or registration declaration or filing with, any Governmental Entity or any third party is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Articles of Merger with the SCC, (ii) the issuance by the SCC of the Certificate of Merger, (iii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, if any, (vi) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as shall have been obtained prior to the Effective Time, and (v) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings the failure to obtain which would not either materially delay the ability of Parent or Merger Sub to consummate the Merger or have a material adverse effect on Parent and its subsidiaries, taken as a whole.

                                  ARTICLE IV

                      CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees (except to the extent that Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld, delayed or conditioned) to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay its debts and Taxes before delinquent, to pay or perform other obligations before delinquent, and, to the extent consistent with such business, to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers as requested by Parent, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired its goodwill and ongoing businesses at the Effective Time except to the extent any such business relationships are adversely affected by the announcement of the Merger. The Company shall promptly notify Parent of any event or occurrence or emergency not in the ordinary course of business, and any material event involving or adversely affecting the Company or its business. Except as expressly contemplated by this Agreement, or disclosed in Schedule 4.1, the Company shall not, without the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned:

          (a) Enter into any commitment or transaction not in the ordinary course of business.

          (b) Transfer to any person or entity any rights to the Company Intellectual Property Rights (other than pursuant to End-User Licenses in the ordinary course of business);

          (c) Enter into or amend any agreements pursuant to which any other party is granted manufacturing, marketing, distribution or similar rights of any type or scope with respect to any products of the Company;

          (d) Amend or otherwise modify (or agree to do so), except in the ordinary course of business, or violate the terms of, any of the agreements set forth or described in the Company Schedules;

          (e)  Commence any litigation;

          (f) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock (or options, warrants or other rights exercisable therefor), other than pursuant to the Company's repurchase right under employee restricted stock purchase agreements;

          (g) Except for the issuance of shares of Company Common Stock upon exercise of the presently outstanding Company Options, issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

          (h) Cause or permit any amendments to its Articles of Incorporation or Bylaws;

          (i) Acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are individually in excess of $10,000 or in the aggregate, $20,000;

          (j) Sell, lease, license or otherwise dispose of any of its properties or assets, except in the ordinary course of business and consistent with past practice;

          (k) Incur any indebtedness for borrowed money other than an increase in the debt under the existing line of credit to cover payroll costs or guarantee any such indebtedness or issue or sell any debt securities of the Company or guarantee any debt securities of others;

          (l) Grant any severance or termination pay to any director, officer, employee or consultant, except payments made pursuant to standard written agreements outstanding on the date hereof (which are disclosed on Schedule 4.1(l));

          (m) Adopt or amend any employee benefit plan, program, policy or arrangement, or enter into any employment contract, extend any employment offer, pay or agree to pay any special bonus or special remuneration to any director, employee or consultant, or increase the salaries or wage rates of its employees except as required by law;

          (n) Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business and consistent with past practice;

          (o) Pay, discharge or satisfy, in an amount in excess of $10,000 in any one case or $20,000 in the aggregate, any claim, liability, obligation, judgement or levy (absolute, accrued, asserted or unassented, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Company Financial Statements;

          (p) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

          (q) Take any action, including the acceleration of vesting of any restricted stock or any options or other rights to acquire shares of the capital stock of the Company which would be reasonably likely to jeopardize the tax-free reorganization hereunder;

          (r) Enter into any strategic alliance, joint development or joint marketing agreement;

          (s) Waive or commit to waive any rights with a value in excess of $10,000, in any one case, or $20,000, in the aggregate;

          (t) Cancel, materially amend or renew any insurance policy other than in the ordinary course of business;

          (u) Alter, or enter into any commitment to alter, its interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest on the date hereof; or

          (v) Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (u) above, or any other action that would prevent the Company from performing or cause the Company not to perform its covenants hereunder.

     4.2 No Solicitation. Until the earlier of the Effective Time or the date of termination of this Agreement pursuant to the provisions of Section 8.1 hereof, the Company will not (nor will the Company permit any of the Company's officers, directors, agents, representatives or affiliates to) directly or indirectly, take any of the following actions with any party other than Parent and its designees: (a) solicit, initiate, entertain or encourage any proposals or offers from, or conduct discussions with or engage in negotiations with, any person, relating to, any possible acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its or their capital stock or assets or any equity interest in the Company or any of its Subsidiaries, (b) provide information with respect to it to any person, other than Parent, relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such person with regard to, any possible acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its or their capital stock or assets or any equity interest in the

Company or any of its subsidiaries, (c) enter into an agreement with any person, other than Parent, providing for the acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its or their capital stock or assets or any equity interest in the Company or any of its subsidiaries, or (d) knowingly and intentionally make or authorize any statement, recommendation or solicitation intended to foster a possible acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its or their capital stock or assets or any equity interest in the Company or any of its subsidiaries, by any person, other than by Parent. The Company shall immediately cease and cause to be terminated any such contracts or negotiations with third parties relating to any such transaction or proposed transaction. In addition to the foregoing, if the Company receives prior to the Effective Time or the termination of this Agreement any offer or proposal relating to any of the above, the Company shall immediately notify Parent thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may reasonably request. Except as contemplated by this Agreement or as required pursuant to a court order or other legal process, disclosure by the Company of the terms hereof (other than the prohibition of this section) shall be deemed to be a violation of this Section 4.2.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     5.1  Issuance of Parent Common Stock; Registration under Securities Act

          (a) The shares of Parent's Common Stock to be issued pursuant to the Merger have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon exemptions from registration provided by Rule 506 and/or Section 4(2) under the Securities Act. The certificates for shares of Parent Common Stock to be issued pursuant to the Merger shall bear appropriate legends to identify such shares as being "restricted securities" within the meaning of Rule 144(a)(3) under the Securities Act and to comply with applicable state securities laws. The Parent Common Stock being offered and sold pursuant to this Agreement in reliance upon such exemptions from registration is based in part upon the representations of each stockholder of the Company contained in the Stockholder Certificate attached hereto as Exhibit A.

          (b) Restrictive Legends: Stop Transfer Instructions. Each certificate representing shares of Parent Common Stock issued pursuant to
Article I shall bear a legend substantially in the form set forth below, which legend shall be removed by delivery of substitute certificates upon the second anniversary of the Effective Time or, for shares sold by a stockholder, at such earlier time as requested by a stockholder after a registration statement with respect to the shares represented by such certificate has become effective. The sale or transfer of such shares of Parent Common Stock may only be made (A) in conformity with the provisions of Rule 144 under the Securities Act of 1933, as amended (the "Securities Act") or (B) pursuant to the receipt by Parent of an opinion in form and substance reasonably satisfactory to Parent from counsel reasonably satisfactory to Parent to the effect that such transfer may be made without registration under the Securities Act.

          "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). SUCH SHARES MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED OR OTHERWISE DISPOSED OF, DIRECTLY OR INDIRECTLY, UNLESS (I) THERE IS AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR (II) SUCH TRANSFER MAY BE MADE PURSUANT TO RULE 144 OF THE ACT."

Parent may instruct its transfer agent to stop the transfer of any shares of Parent Common Stock issued pursuant to Article I unless Parent shall have been provided evidence of compliance with the restrictions set forth in such legend reasonably satisfactory to Parent.

          (c) Promptly after the Closing Date Parent shall file a registration statement on Form S-3 to register under the Securities Act the Parent Common Stock issued pursuant to the Merger in accordance with the terms and conditions set forth in the Declaration of Registration Rights in substantially the form attached hereto as Exhibit B. Parent will, at its expense (excluding any broker fees and commissions), use its best efforts to have such registration statement become effective within 180 days of the Effective Time and to keep such registration statement effective for the lesser of one year or until all such shares of Parent Common Stock have been sold.

     5.2 Stockholder Approval. Promptly following the execution of the Agreement, the Company shall submit this Agreement and the transactions contemplated hereby to its stockholders for approval and adoption by written consent as provided by Virginia Law and its Articles of Incorporation and Bylaws. The Company shall use its commercially reasonable efforts to solicit and obtain the consent of its stockholders holding 100% of Company Common Stock to approve the Merger and this Agreement and to enable the Closing to occur as promptly as practicable. The materials submitted to the Company' stockholders shall be subject to review and reasonable approval by Parent and include information regarding the Company, the terms of the Merger and this Agreement and the unanimous recommendation of the Board of Directors of the Company in favor of the Merger and this Agreement.

     5.3 Access to Company Information. Subject to any applicable contractual confidentiality obligations, Company shall afford to Parent and its accountants, counsel and other representatives, reasonable access (including, but not limited to, nor materially disrupting the Company's normal business operations) during normal business hours during the period prior to the Effective Time to (a) all of its properties, books, contracts, agreements and records, and (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of Company as may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section
5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

     5.4 Confidentiality. Each of the parties hereto hereby agrees to maintain the confidentiality of the information obtained in any investigation pursuant to
Section 5.3, or pursuant to the negotiation of this Agreement, in accordance with the provisions of the confidentiality agreement between Parent and the Company dated as of July 13 and such information will not be disclosed to any person without the prior written consent of the other party, except as required by law of regulatory authority or judicial process.

     5.5 Expenses. If the Merger is not consummated, all fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties ("Third Party Expenses") shall be the obligation of the party that incurred such Third Party Expenses except as provided in Section 8.3. If the Merger is consummated, the reasonable Third Party Expenses incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby shall be paid by Parent up to an amount not to exceed $50,000, and any such expenses in excess of $50,000 shall be borne and paid by the stockholders of the Company pro rata based on the aggregate Parent Common Stock to which such stockholders are entitled hereunder.

     5.6 Public Disclosure. Except as required by law or regulatory authority or judicial process, no disclosure (whether or not in response to an inquiry) of the existence or nature of this Agreement shall be made by any party hereto unless approved by duly authorized officers of both Parent and the Company prior to release, provided that such approval shall not be unreasonably withheld and subject also, in any event, to Parent's obligation to comply with applicable securities law and Nasdaq Stock Market regulations.

     5.7 Consents. Parent and the Company shall each use their reasonable efforts to obtain the consents, waivers and approvals as may be required in connection with the Merger so as to preserve all rights of, and benefits to Parent or the Company thereunder.

     5.8 FIRPTA Compliance. On the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent's obligations under Treasury Regulation
Section 1.1445-2(c)(3).

     5.9 Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided, that Parent shall not be required to agree to any divestiture by Parent or the Company or any of Parent's subsidiaries or affiliates of shares of capital stock or of any business, assets or property of Parent or its subsidiaries or affiliates or the Company or its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

     5.10 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event which is likely to cause any representation or warranty of the Company and Parent or Merger Sub, respectively, contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 5.10 shall not limit or otherwise affect any remedies available to the party receiving such notice.

     5.11 Additional Documents and Further Assurances. Each party hereto, at the request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or reasonably desirable for effecting completely and promptly the consummation of this Agreement and the transactions contemplated hereby.

     5.12  Nasdaq Listing; Blue Sky Laws.

           (a) On or before the Closing Date, Parent shall apply for the additional listing on the Nasdaq National Market of the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.

           (b) Parent shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Parent Common Stock pursuant hereto. The Company shall use its best efforts to assist Parent as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Parent Common Stock pursuant hereto.

     5.13 Hart-Scott-Rodino Filings. Each of Parent and Company shall, if required, promptly make its filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and shall make any required submissions under the HSR Act with respect to the Merger, and shall cooperate with respect to the foregoing. Parent and Company shall give prior notice and consult prior to any meeting Company or Parent has with the United States Federal Trade Commission or Department of Justice with respect to the filings of Company and Parent under the HSR Act or any review by either of the foregoing agencies. Each of Parent and Company agrees to use its commercially reasonable efforts to cause the condition to closing referred to in Section 6.1(c) to be met and agrees to take all reasonable steps necessary to obtain early termination of the waiting period under the HSR Act.

     5.14 Financial Statements. The Company will use its commercially reasonable efforts to cause its management to facilitate on a timely basis the preparation of financial statements (including pro forma financial statements if required) as required by Parent to comply with applicable SEC regulations.

     5.15 Form S-8. Parent agrees to file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Options as soon as is reasonably practical after the Effective Date.

     5.16 Employees. On or before the date of this Agreement, the Chief Executive Officer of the Company and the Corporate Development Officer of Parent will use their best efforts to agree upon the guidelines within which the Company will proceed with respect to retention of existing Company employees including, but not limited to grandfathering of hire dates and providing compensation and stock benefits substantially in line with other similary situated employees of Parent in comparable positions.

     5.17 Administaff. Before the Effective Time, the Chief Executive Officer of the Company and the Corporate Development Officer of Parent will use their best efforts to work with Administaff to amend the existing contract between the Company and Administaff to provide for the maintenance of the Administaff benefits through December 31, 2000 and the amendment of the agreement to provide for the subsequent transition of such employees to Parent's benefit plans.

                                  ARTICLE VI

                           CONDITIONS TO THE MERGER

     6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:
           (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the stockholders of the Company by the requisite vote under applicable law and the Company's Articles of Incorporation.

           (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect.

           (c) Government Approvals. All approvals of governments and government agencies necessary to consummate the Merger hereunder, shall have been received.

     6.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

          (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects on and as of the Closing, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Effective Time, except, in all such cases, for such breaches, inaccuracies or omissions of such representations and warranties which have neither had nor reasonably would be expected to have a material adverse effect on Parent; and the Company shall have received a certificate to such effect signed on behalf of Parent by a duly authorized officer of Parent.

          (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed by a duly authorized officer of Parent.

          (c) Legal Opinion. The Company shall have received a legal opinion from Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to Parent and Merger Sub, in substantially the form attached hereto as Exhibit C.

     6.3  Additional Conditions to the Obligations of Parent and Merger Sub.
The obligations of Parent and Merger Sub to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

     (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of the Closing, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Effective Time, except, in all such cases, for such breaches, inaccuracies or omissions of such representations and warranties which have neither had nor reasonably would be expected to have a Material Adverse Effect on the Company; and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by the chief executive officer of the Company;

     (b) Agreements and Covenants. The Company shall have performed or complied in material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed by the chief executive officer of the Company;

     (c) Third Party Consents. Parent shall have been furnished with evidence satisfactory to it that the Company has obtained the consents, approvals and waivers set forth in Schedule 2.23.

     (d) Legal Opinion. Parent shall have received a legal opinion from Flippin, Densmore, Morse & Jessee, legal counsel to the Company, in substantially the form attached hereto as Exhibit'C.

     (e) Material Adverse Change. Since the June 30, 2000 Balance Sheet, no event shall have occurred that would constitute a Material Adverse Effect on the Company.

     (f) Stockholder Approval. Holders of at least 98% of the outstanding shares of Company Common Stock shall have voted to approve of the Merger.

     (g) Stockholder Certificate. Except for any holders of Company Common Stock who have exercised their dissenters' or similar rights under applicable law with respect to their shares, each of the Company's stockholders shall, not later than the Effective Time, have executed and delivered to Parent the Stockholder Certificate in the form attached hereto as Exhibit E.

     (h) Employment Acceptances. Each of Kenneth Ferris, Phil Couch, and Mark Sanders shall have accepted offers of employment from the Parent and executed Employment Agreements (including non-competition clauses) having substantially the form attached hereto as Exhibit F.

     (i) Waiver of Acceleration Provisions. Each employee of the Company inpossession of a Company Option which contains a provision or provisions which provides accelerated vesting upon a change of control (an "Acceleration Clause") shall have waived such Acceleration Clause.

     (j) Stock Option Exercise. No holder of a Company Option shall have exercised such option between the date of this Agreement and the Closing.

                                  ARTICLE VII

               SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW

     7.1 Survival of Representations and Warranties. All of the Company's representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement (each as modified by the Company Schedules) shall survive the Merger and continue until 5:00 p.m., Eastern Standard Time, on the second anniversary date of the Closing Date (the "Expiration Date"); provided, however, that the Company's representations and warranties relating to or pertaining to Sections 2.2 and 2.8 shall survive until the expiration of all applicable statutes of limitations, or extensions thereof, governing such matters and provided further that the Company's representations and warranties relating to or pertaining to Section 2.11 shall survive until the third anniversary of the Closing Date. Subject to the following requirements, the Escrow Fund (as defined in Section 7.2(a) below) shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., Eastern Standard Time, on the date which is two years following the Closing Date (the "Escrow Period"); provided, that the Escrow Period shall not terminate with respect to such amount (or some portion thereof) that is necessary in the reasonable judgment of Parent, subject to the objection of the Stockholder Agent (as defined below) and the subsequent adjudication of the matter in the manner provided in this Article VII, to satisfy any unsatisfied claims concerning facts and circumstances existing prior to the termination of such Escrow Period specified in any Officer's Certificate (as defined in Section 7.2(d) below) delivered to the Escrow Agent prior to termination of such Escrow Period; provided further, that the Escrow Fund will terminate in full upon final and complete resolution of all disputed matters.

     7.2  Escrow Arrangements.

          (a) Escrow Fund. At the Effective Time the Company's stockholders will be deemed to have received and consented to the deposit with the Escrow Agent (as defined below) of the Escrow Amount (plus any additional shares as may be issued upon any stock split, stock dividend or recapitalization effected by Parent after the Effective Time), without any act required on the part of any stockholder in accordance with the terms and provisions of an Escrow Agreement in substantially the form attached hereto as Exhibit G (the "Escrow Agreement"). As soon as practicable after the Effective Time, the Escrow Amount, without any act required on the part of any stockholder, will be deposited with an escrow agent acceptable to Parent and the Stockholder Agent (as defined in Section 7.2(g)(i) below) as Escrow Agent (the "Escrow Agent"), such deposit to constitute an escrow fund (the "Escrow Fund") to be governed by the terms set forth herein and in the Escrow Agreement and at Parent's cost and expense. The portion of the Escrow Amount contributed on behalf of each stockholder of the Company shall be in proportion to the aggregate Parent Common Stock to which such holder would otherwise be entitled under Sections 1.6(a) and 1.6(b). The Escrow Amount shall be contributed entirely out of the shares of Parent Common Stock issuable upon the Merger in respect of Company Common Stock. The Escrow Fund is available to compensate Parent and its affiliates for any claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses, and expenses of investigation and defenses (hereinafter individually a "Loss" and collectively "Losses") incurred by Parent, its officers, directors, or affiliates (including the Surviving Corporation) directly or indirectly as a result of any inaccuracy or breach of a representation or warranty of the Company contained in Article II herein, or any failure by the Company to perform or comply with any covenant contained herein, or for any Losses suffered by Parent or the Company as a result of the failure by Administaff to provide the Benefit Services or the improper provision of the Benefit Services as a result of which Parent or the Company is subject to liability to the Company's employees or a governmental agency.

     (b) Escrow Period; Distribution upon Termination of Escrow Periods. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., (Eastern Standard Time) on the Expiration Date (the "Escrow Period"); provided, that the Escrow Period shall not terminate with respect to such amount (or some portion thereof), that together with the aggregate amount remaining in the Escrow Fund is necessary in the reasonable judgment of Parent (subject to reduction as may be determined by adjudication of the matter as provided in
Section 7.2(f) hereof in the event of the objection of the Stockholder Agent in the manner provided in Section 7.2(e) hereof) to satisfy any unsatisfied claims concerning facts and circumstances existing prior to the termination of such Escrow Period and to the extent specified in any Officer's Certificate delivered to the Escrow Agent prior to termination of such Escrow Period. As soon as all such claims have been resolved, the Escrow Agent shall transfer to the stockholders of the Company, pursuant to written instructions by Parent, the remaining portion of the Escrow Fund not required to satisfy such claims. Deliveries of Escrow Amounts to the stockholders of the Company pursuant to this Section 7.2(b) shall be made in proportion to their respective original contributions to the Escrow Fund.

     (c)  Protection of Escrow Fund.

          (i) The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Parent and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

          (ii) Any shares of Parent Common Stock or other equity securities issued or distributed by Parent (including shares issued upon a stock split) ("New Shares") in respect of Parent Common Stock in the Escrow Fund which have not been released from the Escrow Fund as of the time of such issuance or distribution by Parent shall be added to the Escrow Fund and become a part thereof. New Shares issued in respect of shares of Parent Common Stock which have been released from the Escrow Fund as of the time of such issuance or distribution by Parent shall not be added to the Escrow Fund but shall be distributed to the recordholders thereof. Cash dividends on shares of Parent Common Stock shall not be added to the Escrow Fund, but shall be distributed to the record holders of such shares.

          (iii) Each stockholder shall be entitled to control the vote of the shares of Parent Common Stock contributed to the Escrow Fund by such stockholder (and on any voting securities added to the Escrow Fund in respect of such shares of Parent Common Stock), and the Escrow Agent in whose name the shares are held shall vote such shares on all matters as instructed by the respective stockholders in writing.

     (d)  Claims Upon Escrow Fund.

          (i) Upon receipt by the Escrow Agent at any time on or before the last day of the Escrow Period of a certificate signed by any officer of Parent (an "Officer's Certificate"): (A) stating that Parent has paid or properly accrued or has received information that causes it to reasonably anticipate during the last 90 days of the Escrow Period in good faith and with reasonable detail that it will have to pay or accrue Losses, and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such reasonably anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related, the Escrow Agent shall, subject to the provisions of Section 7.2(e) hereof, transfer to Parent out of the Escrow Fund, as promptly as practicable, shares of Parent Common Stock held in the Escrow Fund in an amount equal to such Losses. Such payments of shares from the Escrow Fund will be made pro rata in proportion to the stockholders original contributions to the Escrow Fund.

               (ii) For the purposes of determining the number of shares of Parent Common Stock to be delivered to Parent out of the Escrow Fund pursuant to
Section 7.2(d)(i) hereof, the shares of Parent Common Stock shall be valued at the average closing sale price of a share of Parent Common Stock, as reported on the Nasdaq National Market, for the twenty (20) most recent trading days ending on the trading day two (2) days prior to the delivery to Parent of such shares.

          (e) Objections to Claims. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Stockholder Agent and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no transfer to Parent of any Escrow Amounts pursuant to Section 7.2(d) hereof unless the Escrow Agent shall have received written authorization from the Stockholder Agent to make such transfer. After the expiration of such thirty (30) day period, the Escrow Agent shall transfer shares of Parent Common Stock from the Escrow Fund in accordance with
Section 7.2(d) hereof, provided, that no such transfer may be made if the Stockholder Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period.

          (f)  Resolution of Conflicts.

               (i) In case the Stockholder Agent shall object in writing to any claim or claims made in any Officer's Certificate as provided in Section 7.2(e) hereof, the Stockholder Agent and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholder Agent and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute shares of Parent Common Stock from the Escrow Fund in accordance with the terms thereof.

               (ii) If no such agreement can be reached after good faith negotiation, either Parent or the Stockholder Agent may bring a legal action to resolve the matter.

          (g)  Stockholder Agent; Power of Attorney.

               (i) In the event that the Merger is approved, effective upon such vote, and without further act of any stockholder, Kenneth Ferris shall be appointed as agent and attorney-in-fact (the "Stockholder Agent") for each stockholder of the Company (except such stockholders, if any, as shall have perfected their appraisal or dissenters' rights under Delaware Law), for and on behalf of stockholders of the Company, to give and receive notices and communications, to authorize delivery to Parent of shares of Parent Common Stock from the Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of Stockholder Agent for the accomplishment of the foregoing. Such agency may be changed by the stockholders of the Company from time to time upon not less than thirty (30) days prior written notice to Parent; provided, that the Stockholder Agent may not be removed unless holders of a two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. Any vacancy in the position of Stockholder Agent may be filled by approval of the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Stockholder Agent, and the Stockholder Agent shall not receive compensation for its services. Notices or communications to or from the Stockholder Agent shall constitute notice to or from each of the stockholders of the Company.

               (ii) The Stockholder Agent shall not be liable for any act done or omitted hereunder as Stockholder Agent while acting in good faith and in the exercise of reasonable judgment. In no event shall the Stockholder Agent be liable for punitive, incidental or consequential damages. The stockholders of the Company on whose behalf the Escrow Amount was contributed to the Escrow Fund shall severally on a pro rata basis (based on the Aggregate Parent Common Stock to which such stockholders are entitled) indemnify the Stockholder Agent and hold the Stockholder Agent harmless against any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Stockholder Agent and arising out of or in connection with the acceptance or administration of the Stockholder Agent's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholder Agent.

          (h) Actions of the Stockholder Agent. A decision, act, consent or instruction of the Stockholder Agent shall constitute a decision of all the stockholders for whom a portion of the Escrow Amount otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each of such stockholders, and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Stockholder Agent as being the decision, act, consent or instruction of each every such stockholder of the Company. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Agent.

          (i) Third-Party Claims. In the event Parent becomes aware of a third-party claim which Parent reasonably believes may result in a demand against the Escrow Fund, Parent shall notify the Stockholder Agent of such claim in accordance with Section 7.2(e), and the Stockholder Agent, as representative for the stockholders of the Company, shall be entitled, at his expense, to participate in any defense of such claim. Parent shall have the right in its sole discretion to control the defense of all such claims and to settle any such claim; provided, however, that no settlement of any such claim with third party claimants in excess of $25,000 shall permit any claim against the Escrow Fund, except with the consent of the Stockholder Agent, which consent shall not be unreasonably withheld and provided further, that Stockholder Agent may control the non-judicial settlement of claims in an amount less than $25,000 provided that neither Parent nor the Company are required to sign any release in connection with such settlement, and that there are no restrictions on the future operation and activities of the Surviving Corporation or Parent. In the event that the Stockholder Agent has consented to any such settlement and acknowledged that the claim is a valid claim against the Escrow Fund, the Stockholder Agent shall be deemed to have agreed to the claim by Parent against the Escrow Fund in an amount equal to such settlement.

     (j)  Escrow Agent's Duties.

          (i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein and in the Escrow Agreement, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Stockholder Agent, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith, provided, that the Escrow Agent has exercised reasonable care in the selection of such counsel.

          (ii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

          (iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder absent gross negligence or willful misconduct.

          (iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent absent gross negligence or willful misconduct.

          (v) In performing any duties under the Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement of affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with the legal counsel in connection with Escrow Agent's duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel provided that the Escrow Agent has exercised reasonable care in the selection of such counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

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

          (vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and shares of Parent Common Stock and may wait for settlement of any such controversy by final appropriate legal proceedings. In such event, the Escrow Agent will not be liable for damage.

     Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and shares of Parent Common Stock held in escrow, except all cost, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action and which the parties jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

          (vii) The parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of his/her duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter other than losses, claims, damages, liabilities and expenses that arise from the gross negligence or willful misconduct of Escrow Agent.

          (viii) The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to the parties; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: the parties shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of Colorado. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. The Escrow Agent shall be discharged from any further duties and liability under this Agreement.

     (k) Fees. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to this escrow or its subject matter, the Escrow

Agent shall be reasonably compensated by Parent for such extraordinary services and reimbursed for all costs, attorney's fees, and expenses occasioned by such default, delay, controversy or litigation.

          (l) Exclusive Remedy. The Escrow Fund provided for herein is intended by the parties to this Agreement to apply to breaches by the Company of any representation, warranty, covenant or agreement of the Company contained herein, by reason of any misrepresentation by the Company made in or pursuant to
Article II of this Agreement and resort to the Escrow Fund shall be the exclusive remedy of Parent for such breaches. Notwithstanding the foregoing, the existence of this Article VII and of the rights and restrictions set forth herein do not limit any other potential remedies of Parent for (i) breach of the representations set forth in Sections 2.2 and 2.8 for which liability shall be capped at the proceeds of the transaction to each shareholder, or (ii) any fraudulent misrepresentation contained in this Agreement or the Disclosure Schedule.

                                 ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     8.1 Termination . This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time of the Merger, whether before or after approval of the Merger by the stockholders of the Company:

          (a)  by mutual written consent of the Company and Parent;

          (b) by either Parent or the Company if: (i) the Effective Time has not occurred by August 11 (provided, that the right to terminate this Agreement under this clause 8.1(b)(i) shall not be available to any party whose failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date); (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity that would make consummation of the Merger illegal;

          (c) by either Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (an "Order"), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree or ruling is final and nonappealable;

          (d) by Parent if the required approval of the stockholders of Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote or written consent of Company stockholders;

          (e) by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger, by any Governmental Entity, which would: (i) prohibit Parent's or the Company's ownership or operation of any portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate, as a result of the Merger, any portion of the business or assets of the Company or Parent;

          (f) by Company if it is not in material breach of its obligations under this Agreement and there has been a breach of any material representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any material representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not then be satisfied; provided, that if such material inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent through the exercise of its commercially reasonable efforts, then Company may only terminate this Agreement under this Section 8.1(f) if the breach is not cured within fifteen (15) days following the date of written notice from Company of such breach (but no cure period shall be required for a breach which by its nature cannot be cured); or

          (g) by Parent if it is not in material breach of its obligations under this Agreement and there has been upon a breach of any material representation, warranty, covenant or agreement on the part of Company set forth in this Agreement, or if any material representation or warranty of Company shall have become untrue, in either case such that the conditions set forth in
Section 6.3(a) or Section 6.3(b) would not then be satisfied; provided, that if such material inaccuracy in Company's representations and warranties or breach by Company is curable by Company through the exercise of its commercially reasonable efforts, then Company may only terminate this Agreement under this
Section 8.1(g) if the breach is not cured within fifteen (15) days the date of written notice from Parent of such breach (but no cure period shall be required for a breach which by its nature cannot be cured).

     Where action is taken to terminate this Agreement pursuant to this Section 8.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

     8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company, or their respective officers, directors or stockholders except as set forth below in Section 8.3, provided, that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided further, that, the provisions of Sections 5.4, 5.5, 5.6 and Article VIII of this Agreement shall remain in full force and effect and survive any termination of this Agreement. The inability of Company to obtain any third party consent including, but not limited to, the waiver of any optionholder of their Acceleration Clause shall entitle Parent to terminate this Agreement but shall not be deemed a breach by Company of the terms and provisions of this Agreement.

     8.3 Termination Payment. If, and only if, Parent, either unilaterally or in conjunction with the Company, as applicable, terminates this Agreement under Sections 8.1(a) or 8.1(b) above due to the refusal by one or more Company employees other than Kenneth Ferris, Phil Couch or Mark Sanders to waive their Acceleration Clause as set forth in Section 6.3(j), then Parent shall pay, up to a maximum of $15,000, of all reasonable costs and expenses incurred by Company and its shareholders.

     8.4 Amendment. Except as is otherwise required by applicable law after the stockholders of the Company approve this Agreement, this Agreement may be amended by the parties hereto at any time only by execution of an instrument in writing signed by both of the parties hereto.

     8.5 Extension; Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE IX

                              GENERAL PROVISIONS

     9.1 Notices. All notices and other communications hereunder shall be in writing, shall be effective when received, and shall in any event be deemed to have been received (i) when delivered, if delivered personally or by commercial delivery service, (ii) five (5) business days after deposit with U.S. Mail, if mailed by registered or certified mail (return receipt requested), (iii) one (1) business day after the business day of deposit with Federal Express or similar overnight courier for next day delivery (or, two (2) business days after such deposit if deposited for second business day delivery), if delivered by such means, or (iv) one (1) business day after delivery by facsimile transmission with copy by U.S. Mail, if sent via facsimile plus mail copy (with acknowledgment of complete transmission), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to Parent or Merger Sub, to:

               Carrier Access Corporation
               5395 Pearl Parkway
               Boulder, CO 80301
               Attention:     Corporate Development Officer
               Telephone No.: (303) 442-5455
               Facsimile No.: (303) 218-5797

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

               with a copy to:

               Wilson Sonsini Goodrich & Rosati, P.C.
               650 Page Mill Road
               Palo Alto, California 94304-1050
               Attention:     Mark A. Bertelsen, Esq.
               Telephone No.: (415) 493-9300
               Facsimile No.: (415) 493-6811

          (b)  if to the Company, to:

               Millennia Systems, Inc.
               1354 Eighth Street, S.W.
               Suite 400
               Roanoke, VA 24015
               Attention:     Kenneth Ferris, President
               Telephone No.: (540) 345-7503
               Facsimile No.: (540) 345-2356

               with a copy to:
               Flippin, Densmore, Morse & Jessee
               1800 First Union Tower
               Drawer 1200
               Roanoke, VA 24006
               Attention:     Douglas W. Densmore, Esq.
               Telephone No.: (540) 510-3024
               Facsimile No.: (540) 510-3050

          (c)  if to the Escrow Agent:
               Guaranty Bank and Trust Company
               1331 17th Street
               P.O. Box 5847
               Denver, CO 80217
               Attention:     Robert L. Mueller
               Telephone No.: (303) 296-9600
               Facsimile No.: (303) 296-4113

     9.2 Interpretation. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The word "agreement" when used herein shall be deemed in each case to mean any contract, commitment or other agreement, whether oral or written, that is legally binding. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

     9.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     9.4 Entire Agreement. This Agreement, the Company Schedule, and the documents and instruments and other agreements among the parties hereto specifically referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder.

     9.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     9.6 Other Remedies. Except as otherwise specifically provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy .

     9.7 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached prior to or at Closing. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement occurring prior to or at Closing and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity prior to or at Closing.

     9.8 Governing Law. Except as otherwise set forth, this Agreement and all matters arising there from or related thereto shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof; provided that issues involving the corporate governance of any of the parties hereto shall be governed by their respective jurisdictions of incorporation. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any state or federal court within the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, other than issues involving the corporate governance of any of the parties hereto, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

     9.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     9.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder, by operation of law or otherwise, without the prior written approval of the of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     9.11 Absence of Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, partner of any party hereto or any other person or entity unless specifically provided otherwise herein.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized respective officers as of the date first written above.

                                        CARRIER ACCESS CORPORATION

                                        By: /s/ Roger L. Koenig
                                           _________________________________
                                           Name:  Roger L. Koenig
                                           Title: Chief Executive Officer

                                        MILLENNIA ACQUISITION CORPORATION

                                        By: /s/ Roger L. Koenig
                                           _________________________________
                                           Name:  Roger L. Koenig
                                           Title: Chief Executive Officer

                                        MILLENNIA SYSTEMS, INC.

                                        By: /s/ Kenneth Ferris
                                           _________________________________
                                           Name:  Kenneth Ferris
                                           Title: President